Exhibit 99.1

NEWS

Colder weather brings increased volumes

Madison, Wis., May 8, 2007—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2007, of $12.3 million or 59 cents per share, compared to $11.5 million or 56 cents per share during the same period in the prior year. This slight increase is largely attributable to the cold weather experienced during the quarter.

During the three months ended March 31, 2007, retail gas deliveries increased 18.9% from the same period in the prior year, primarily as a result of the colder temperatures. The increase in gas volumes resulted in a $14.0 million increase in gas revenues and a slight improvement to net income. The increase in gas volumes was partially offset by lower gas rates. During the three months ended March 31, 2007, retail gas rates were 9.6% lower than those during the same period in the prior year.

MGE Energy's electric segment also experienced increased volumes during the three months ended March 31, 2007. The increase in volumes contributed to a $2.9 million increase in electric revenues. This benefit was offset by an increase in the per-unit cost of both fuel and purchased power costs. During the three months ended March 31, 2007, purchased power costs increased $0.7 million and fuel used for electric generation increased $2.5 million, when compared to the same period in the prior year.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to nearly 135,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to more than 138,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2007	2006
Three Months Ended March 31
Operating revenue	$167,886	$158,585
Operating income	$21,633	$20,859
Net income	$12,302	$11,516
Earnings per share (basic and diluted)	$0.59	$0.56
Weighted average shares outstanding (basic and diluted)	21,026	20,454
Heating degree days	3,520	3,156

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Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

E-mail: skraus@mge.com